UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

                             Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      October 16, 2003

LANDSTAR SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	021238	06-1313069
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13410 Sutton Park Drive South, Jacksonville, Florida

(Address of principal executive offices)

32224

(Zip Code)

(904) 398-9400

(Registrant's telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Item 5.  Other Events

On October 16, 2003, Landstar System, Inc. announced that its Board of Directors declared a two-for-one stock split of its common stock (“Common Stock”), to be effected in the form of a 100% stock dividend.  Stockholders of record on November 3, 2003 will be issued a certificate representing one additional share of Common Stock for each share of Common Stock held on November 3, 2003.  The distribution date for this stock dividend will be on or about November 13, 2003.

Item 12.  Results of Operations and Financial Condition

On October 16, 2003, Landstar System, Inc. issued a press release announcing results for the third quarter of fiscal 2003.  A copy of the press release is attached hereto as Exhibit 99.1.

In the press release attached hereto as Exhibit 99.1, Landstar provided the following non-GAAP financial measures: (1) earnings per diluted share before costs related to settlement of one lawsuit and (2) net income excluding costs relating to settlement of this lawsuit.  The non-GAAP financial information presented in the attached press release should be considered in addition to, and not as a substitute for, the corresponding GAAP financial information also presented in the attached press release.

Management believes that it is appropriate to present this non-GAAP financial information for the following reasons: (1) the circumstances relating to this lawsuit are unusual and unique and thus are not likely to recur as a part of Landstar’s normal operations, (2) disclosure of the impact of these costs on earnings per diluted share and net income will allow investors to better understand the underlying trends in Landstar’s financial condition and results of operation, (3) this information will facilitate comparisons by investors of Landstar’s results as compared to the results of peer companies and (4) management considers this non-GAAP financial information in its decision making.

The information furnished under Item 12 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed  “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.